Exhibit 23.7

LETTER OF CONSENT

TO: Lundin Mining Corporation

I refer to the Annual Report on Form 40-F of Lundin Mining Corporation dated March 31, 2008 (including all exhibits, the "Annual Report").

I hereby consent to the use of my report and the appearance of my name in the Annual Report.

Yours very truly

/s/ Neil Burns Neil Burns PGeo, MSc Dated: March 28, 2008